Exhibit 12


                                                     CSX Corporation
                                           Ratio of Earnings to Fixed Charges
                                                  (Millions of Dollars)


                                                                            For the Fiscal Years Ended
                                                       ---------------------------------------------------------------------
                                                        Dec. 31,        Dec. 25,       Dec. 26,       Dec. 27,     Dec. 29,
                                                          1999           1998           1997           1996          1995
                                                       -----------    -----------    -----------    -----------   ----------
EARNINGS:
       Earnings Before Income Taxes                        $139           $773          $1,183         $1,316         $974
       Interest Expense                                     522            506             451            249          270
       Amortization of Debt Discount                          -              1               4              2            2
       Interest Portion of Fixed Rent                       151            183             197            189          184
       Undistributed (Earnings) Loss of Affiliates
          Accounted for Using the Equity Method             (58)          (238)           (150)            (6)           3
       Minority Interest                                      -             35              41             42           32
                                                       -----------    -----------    -----------    -----------  -----------

Earnings, as Adjusted                                      $754         $1,260          $1,726         $1,792       $1,465
                                                       ===========    ===========    ===========    ===========  ===========

FIXED CHARGES:
       Interest Expense                                     522            506             451            249          270
       Capitalized Interest                                   8              9               3              5            6
       Amortization of Debt Discount                          -              1               4              2            2
       Interest Portion of Fixed Rent                       151            183             197            189          184
                                                       -----------    -----------    -----------    -----------  -----------

Fixed Charges                                              $681           $699            $655           $445         $462
                                                       ===========    ===========    ===========    ===========   ==========


Ratio of Earnings to Fixed Charges                          1.1 x          1.8 x           2.6 x          4.0 x        3.2 x
                                                       ===========    ===========    ===========    ===========   ==========